NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF CALIFORNIA

AUTHORIZED COMMON: 100,000,000 SHARES

NUMBER N 1403

SHARES

NETREIT

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of NETREIT Common Stock Series A

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

NetREIT
Corporate
SEAL
California

SECRETARY

Jack K. Heilbron
PRESIDENT

Countersigned & Registered:
Transfer Online, Inc.
317 SW Alder Street, 2nd Floor
Portland, OR 97204
503 227 2950

By ______
Authorized Signature